Exhibit 99.1

AITX's RAD-G Releases SARA ASSIST for Remote Video Monitoring, GSOC and SOC Operators

Creates Transitional Platform From Human to Agentic AI Operators

Detroit, Michigan, November 14, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices Group (RAD-G), today announced the release of SARA™ ASSIST, a new extension to its multiple award-winning SARA (Speaking Autonomous Responsive Agent), the Company's agentic AI platform. Designed for Remote Video Monitoring, GSOC, and SOC environments, SARA ASSIST places agentic AI directly on the operator's console, providing real-time verification, notification, and documentation capabilities within active monitoring workflows.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
ROBOTIC ASSISTANCE DEVICES GROUP
SARA ASSIST
for
Security Monitoring

Artist's depiction of SARA ASSIST enhancing a busy security monitoring center. The agentic AI platform works in parallel with human personnel, streamlining verification, communication, and reporting across live video feeds.

SARA ASSIST creates an efficient hybrid control platform that dramatically increases operator efficiency without turning over all functions to SARA's full agentic ai workflow. An early client call center manager recently remarked, "Our team has really been enjoying the SARA ASSIST feature. It's been a great addition and has helped improve our efficiency. Being able to have SARA make calls for simple tasks with just a click has been a big time-saver."

The introduction of SARA ASSIST marks a key step in bringing agentic AI into mainstream monitoring operations, enabling human operators to manage incidents faster and with greater consistency. SARA ASSIST is included at no extra cost. The Company expects that as central stations gain operational confidence with SARA's performance through use of SARA ASSIST they will move quickly to full agentic AI-powered call center operations.

"Creating the leading agentic AI platform for the security industry has been a joy and has required us to invent new features and functionality," said Steve Reinharz, CEO/CTO and founder of AITX and RAD-G. "From fully autonomous systems to operator-assist deployments, our goal is to have a version of SARA on every console, at every site, helping teams make faster, smarter, more confident decisions. This approach positions RAD-G to scale agentic AI across every segment of the monitoring and security industry."

SARA ASSIST extends the SARA platform's capabilities to live operators, serving as the bridge between manual monitoring and full agentic automation. While SARA AGENT and SARA EDGE operate autonomously to verify, communicate, and respond without human input, SARA ASSIST is designed to work alongside monitoring personnel, adding real-time AI support directly into their workflow. It verifies alerts, initiates notifications, and documents activity automatically, giving operators the speed and accuracy of agentic AI without replacing human judgment.

The SARA ASSIST platform complements existing SARA offerings including VERIFIED, LITE, AGENT, and EDGE, each designed for specific levels of automation and engagement. Priced to accelerate adoption, SARA ASSIST offers organizations a low barrier entry into agentic AI while establishing a direct path toward full autonomy as operational confidence grows.

RAD-G invites all organizations engaged in live video monitoring, GSOC, and SOC operations to experience the advantages of SARA ASSIST firsthand. Demonstrations and dealer inquiries are available at www.saramonitoring.ai.

About Artificial Intelligence Technology Solutions, Inc. (AITX)
AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD-I is led by Steve Reinharz, CEO/CTO and founder of AITX and all RAD subsidiaries, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD-I team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD-I and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD-I's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD-I's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/